                                                                       Exhibit 3


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                          AGREEMENT AND PLAN OF MERGER

                                      Among

                                 ERICSSON INC.,

                         ERICSSON MPD ACQUISITION CORP.,

                                       and

                          MICROWAVE POWER DEVICES, INC.


                          Dated as of October 12, 2000




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
                                TABLE OF CONTENTS


                                                                            PAGE

                                    ARTICLE I


                                   DEFINITIONS

SECTION 1.01.  Definitions...................................................2

                                   ARTICLE II

                                    THE OFFER

SECTION 2.01.  The Offer.....................................................6
SECTION 2.02.  Company Action................................................8

                                   ARTICLE III

                                   THE MERGER

SECTION 3.01.  The Merger....................................................9
SECTION 3.02.  Effective Time; Closing.......................................9
SECTION 3.03.  Effect of the Merger..........................................9
SECTION 3.04.  Certificate of Incorporation; By-laws.........................9
SECTION 3.05.  Directors and Officers.......................................10
SECTION 3.06.  Conversion of Securities.....................................10
SECTION 3.07.  Employee Stock Options.......................................10
SECTION 3.08.  Dissenting Shares............................................11
SECTION 3.09.  Surrender of Shares; Stock Transfer Books....................11

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 4.01.  Organization and Qualification; Subsidiaries.................13
SECTION 4.02.  Certificate of Incorporation and By-laws.....................14
SECTION 4.03.  Capitalization...............................................14
SECTION 4.04.  Authority Relative to This Agreement.........................14
SECTION 4.05.  No Conflict; Required Filings and Consents...................15
SECTION 4.06.  Permits; Compliance..........................................16
SECTION 4.07.  SEC Filings; Financial Statements............................16
SECTION 4.08.  Absence of Certain Changes or Events.........................17
SECTION 4.09.  Absence of Litigation........................................17
SECTION 4.10.  Employee Benefit Plans.......................................18
SECTION 4.11.  Labor and Employment Matters.................................20
SECTION 4.12.  Offer Documents; Schedule 14D-9; Proxy Statement.............20
SECTION 4.13.  Property and Leases..........................................21
SECTION 4.14.  Intellectual Property........................................22
SECTION 4.15.  Taxes........................................................23
SECTION 4.16.  Environmental Matters........................................23
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SECTION 4.17.  Material Contracts...........................................23
SECTION 4.18.  Insurance....................................................25
SECTION 4.19.  Brokers......................................................25

                                    ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

SECTION 5.01.  Corporate Organization.......................................26
SECTION 5.02.  Authority Relative to This Agreement.........................26
SECTION 5.03.  No Conflict; Required Filings and Consents...................26
SECTION 5.04.  Financing....................................................27
SECTION 5.05.  Offer Documents; Proxy Statement.............................27
SECTION 5.06.  Purchaser....................................................27
SECTION 5.07.  Brokers......................................................28

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.01.  Conduct of Business by the Company Pending the Merger........28

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

SECTION 7.01.  Stockholders' Meeting........................................30
SECTION 7.02.  Proxy Statement..............................................30
SECTION 7.03.  Company Board Representation; Section 14(f)..................31
SECTION 7.04.  Access to Information; Confidentiality.......................32
SECTION 7.05.  No Solicitation of Transactions..............................32
SECTION 7.06.  Employee Benefits Matters....................................33
SECTION 7.07.  Directors' and Officers' Indemnification and Insurance.......33
SECTION 7.08.  Notification of Certain Matters..............................35
SECTION 7.09.  Further Action; Reasonable Best Efforts......................35
SECTION 7.10.  Public Announcements.........................................36
SECTION 7.11.  Confirmation of No Withholding...............................36

                                  ARTICLE VIII


                            CONDITIONS TO THE MERGER

SECTION 8.01.  Conditions to the Merger.....................................36

                                   ARTICLE IX


                        TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01.  Termination..................................................37
SECTION 9.02.  Effect of Termination........................................38
SECTION 9.03.  Fees and Expenses............................................38
SECTION 9.04.  Amendment....................................................39
SECTION 9.05.  Waiver.......................................................39

                                    ARTICLE X


                               GENERAL PROVISIONS

SECTION 10.01.  Notices.....................................................39
SECTION 10.02.  Severability................................................40
SECTION 10.03.  Entire Agreement; Assignment................................41
SECTION 10.04.  Parties in Interest.........................................41
SECTION 10.05.  Specific Performance........................................41
SECTION 10.06.  Governing Law...............................................41
SECTION 10.07.  Waiver of Jury Trial........................................41
SECTION 10.08.  Headings....................................................42
SECTION 10.09.  Counterparts................................................42
SECTION 10.10.  Obligations of Parent and the Company.......................42
SECTION 10.11.  Limitations on Warranties...................................42
SECTION 10.12.  Execution...................................................42


ANNEX A     Conditions to the Offer
ANNEX B     Material Agreements or Covenants

            AGREEMENT AND PLAN OF MERGER, dated as of October 12, 2000 (this "Agreement"), among ERICSSON INC., a Delaware corporation ("Parent"), ERICSSON MPD ACQUISITION CORP., a Delaware corporation and a wholly owned direct subsidiary of Parent ("Purchaser"), and MICROWAVE POWER DEVICES, INC., a Delaware corporation (the "Company").

            WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

            WHEREAS, in furtherance of such acquisition, it is proposed that Purchaser shall make a cash tender offer (the "Offer") to acquire all the shares of common stock, par value $.01 per share, of the Company ("Shares") that are issued and outstanding for $8.70 Share (such amount, or any greater amount per Share paid pursuant to the Offer, being the "Per Share Amount"), net to the seller in cash, upon the terms and subject to the conditions of this Agreement and the Offer;

            WHEREAS, the Board of Directors of the Company (the "Board") has unanimously approved the making of the Offer and resolved to recommend that holders of Shares tender their Shares pursuant to the Offer;

            WHEREAS, also in furtherance of such acquisition, the Boards of Directors of Parent, Purchaser and the Company have each approved this Agreement and declared its advisability and approved the merger (the "Merger") of Purchaser with and into the Company in accordance with the General Corporation Law of the State of Delaware ("Delaware Law") following the consummation of the Offer and upon the terms and subject to the conditions set forth herein; and

            WHEREAS, Parent, Purchaser and certain stockholders of the Company (the "Stockholders") have entered into the Stockholders' Agreement, dated as of the date hereof (the "Stockholders' Agreement"), providing that, among other things, the Stockholders will (i) tender their Shares into the Offer, (ii) vote their Shares in favor of the Merger, if applicable, and (iii) grant an option to Purchaser to purchase their Shares at the Per Share Amount, in each case subject to the conditions set forth therein;

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            SECTION 1.01.  Definitions.  (a)  For purposes of this Agreement:

            "Acquisition Proposal" means (i) any proposal or offer from any person relating to any direct or indirect acquisition of (A) all or a substantial part of the assets of the Company and its Subsidiaries, taken as a whole, or (B) over 20% of the outstanding Company Shares on a Fully Diluted Basis; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any person beneficially owning 20% or more of the outstanding Company Shares on a Fully Diluted Basis; (iii) any merger, consolidation, business combination, sale of all or a substantial part of the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Material Subsidiary, other than the Transactions; or (iv) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Transactions.

            "affiliate" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

            "beneficial owner", with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

            "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.

            "Company Systems" shall mean all computer, hardware, software, systems, and equipment (including embedded microcontrollers in non-computer equipment) embedded within or required to operate the current products of the Company and the Subsidiaries, and/or material to or necessary for the Company and the Subsidiaries to carry on their businesses as currently conducted.

            "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

            "Environmental Laws" means any United States federal, state, local or non-United States laws relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

            "Excluded Matters" means any one or more of the following: (i) changes that are generally applicable to (A) the industries in which the Company and its Subsidiaries are engaged, (B) the United States or Swedish economy or (C) the United States or Swedish securities markets and (ii) any adverse effect resulting, directly or indirectly, in whole or in part, from (A) the execution of this Agreement and the announcement of this Agreement and the transactions contemplated hereby, including, but not limited to, any stockholder litigation brought or threatened against the Company or any member of the Board of Directors of the Company in respect of this Agreement, the Offer or the Merger, (B) any change in the market price of the Shares, or (C) any of the matters described in Section 1.01 of the Disclosure Schedule.

            "Fully Diluted Basis" means after taking into account all Shares issuable upon the conversion of shares of Company preferred stock or any other convertible securities or upon the exercise of any vested options, warrants or rights.

            "Hazardous Substances" means (i) those substances defined in and regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; and (v) any other contaminant substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

            "Intellectual Property" means (i) United States, non-United States, and international patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including trade secrets and know-how.

            "knowledge of the Company" means the actual knowledge of any executive officer of the Company or the knowledge that any such individual would obtain after the exercise of reasonable investigation.

            "Material Adverse Effect" means, when used in connection with the Company or any Subsidiary, any event, circumstance, change or effect that, when taken together with all other events, circumstances, changes and effects occurring after the date hereof that do not individually have a Material Adverse Effect, is or is reasonably likely to be materially adverse to the consolidated businesses, financial condition or results of operations of the Company and the Subsidiaries taken as a whole; provided, however, that the effect of any Excluded Matter shall be disregarded for purposes of determining whether a Material Adverse Effect has occurred

            "person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

            "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

            "Taxes" shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.

            (b) The following terms have the meaning set forth in the Sections set forth below:

            Defined Term                                          Location of Definition
            ------------                                          ----------------------
            Action                                                Section 4.09
            Agreement                                             Preamble
            Arms Regulations                                      Section 4.05(b)
            Blue Sky Laws                                         Section 4.05(b)
            Board                                                 Recitals
            Certificate of Merger                                 Section 3.02
            Certificates                                          Section 3.09(b)
            CFIUS                                                 Section 7.09(a)
            CIBC World Markets                                    Section 2.02(a)
            Claim                                                 Section 7.07(d)
            Code                                                  Section 4.10(a)
            Company                                               Preamble
            Company Licensed Intellectual Property                Section 4.14(b)
            Company Owned Intellectual Property                   Section 4.14(c)
            Company Preferred Stock                               Section 4.03

            Company Stock Option                                  Section 3.07
            Company Stock Option Plans                            Section 3.07
            Confidentiality Agreement                             Section 7.04(b)
            Delaware Law                                          Recitals
            Disclosure Schedule                                   Section 4.01(b)
            Dissenting Shares                                     Section 3.08(a)
            Effective Time                                        Section 3.02
            Environmental Permits                                 Section 4.16
            ERISA                                                 Section 4.10(a)
            Exchange Act                                          Section 2.01(a)
            Exon-Florio Provision                                 Section 4.05(b)
            Expenses                                              Section 9.03(b)
            Fee                                                   Section 9.03(a)
            GAAP                                                  Section 4.07(b)
            Governmental Authority                                Section 4.05(b)
            HSR Act                                               Section 2.01(a)
            Indemnified Party                                     Section 7.07(d)
            IRS                                                   Section 4.10(a)
            Law                                                   Section 4.05(a)
            Liens                                                 Section 4.13(b)
            Material Contracts                                    Section 4.19(a)
            Material Subsidiary                                   Section 4.01(c)
            Maximum Premium                                       Section 7.07(b)
            Merger                                                Recitals
            Merger Consideration                                  Section 2.01(a)
            Minimum Condition                                     Section 2.01(a)
            Multiemployer Plan                                    Section 4.10(b)
            Multiple Employer Plan                                Section 4.10(b)
            Offer                                                 Recitals
            Offer Documents                                       Section 2.01(b)
            Offer to Purchase                                     Section 2.01(b)
            Parent                                                Preamble
            Paying Agent                                          Section 3.09(a)
            Permits                                               Section 4.06
            Permitted Liens                                       Section 4.13(b)
            Per Share Amount                                      Recitals
            Plans                                                 Section 4.10(a)
            Proxy Statement                                       Section 4.12
            Purchaser                                             Preamble
            Schedule 14D-9                                        Section 2.02(b)
            Schedule TO                                           Section 2.01(b)
            SEC                                                   Section 2.01(a)
            SEC Reports                                           Section 4.07(a)
            Securities Act                                        Section 4.07(a)
            Shares                                                Recitals
            Stockholders' Agreement                               Recitals

            Stockholders                                          Recitals
            Stockholders' Meeting                                 Section 7.01(a)
            Subsidiary                                            Section 4.01(a)
            Surviving Corporation                                 Section 3.03
            Transactions                                          Section 2.02(a)
            1999 Balance Sheet                                    Section 4.07(c)


                                   ARTICLE II

                                    THE OFFER

            SECTION 2.01. The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 9.01 below and none of the events set forth in clauses (a) through (i) of Annex A hereto shall have occurred and be continuing to exist, Purchaser shall commence (within the meaning of Rule 14d-2(a) of the Exchange Act) the Offer as promptly as reasonably practicable after the date hereof, but in no event later than 10 business days after the initial public announcement of the execution and delivery of this Agreement. The initial expiration date of the Offer shall be 20 business days after the commencement of the Offer. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer shall be subject to the condition (the "Minimum Condition") that at least the number of Shares that shall constitute fifty and six-tenths percent (50.6%) of the then outstanding Shares on a Fully Diluted Basis shall have been validly tendered and not withdrawn prior to the expiration of the Offer and also shall be subject to the satisfaction of each of the other conditions set forth in Annex A hereto. Purchaser expressly reserves the right to waive any such condition other than the Minimum Condition, to increase the cash price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, however, that without the Company's prior written consent, no change may be made which decreases the cash price per Share payable in the Offer or which reduces the maximum number of Shares to be purchased in the Offer or which imposes conditions to the Offer in addition to those set forth in Annex A hereto or which otherwise adversely affects the holders of Shares. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer from time to time for the shortest time periods which the Purchaser reasonably believes are necessary until the consummation of the Offer, (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC"), or the staff thereof, applicable to the Offer, or (iii) extend the Offer for an aggregate period of not more than 10 business days beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii) of this sentence, if, as of such date, all of the conditions to Purchaser's obligations to accept for payment Shares are satisfied or waived, but the number of Shares validly tendered and not withdrawn pursuant to the Offer equals 80% or more, but less than 90%, of outstanding Shares on a Fully Diluted Basis. In addition, if, on the then applicable expiration date of the Offer, the sole condition(s) remaining unsatisfied are (i) the failure of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") or under any applicable material non-United States statutes or regulations, (ii) the process pursuant to the Exon-Florio Provision (as hereinafter defined) has not been completed, and/or (iii) any waiting period applicable to the consummation of the Offer under the Arms Regulations shall not have expired or been terminated then, Purchaser shall extend the Offer from time to time until the earlier to occur of (i) January 31, 2001 and (ii) the fifth business day after the latest to occur of (A) the expiration or termination of the applicable waiting period under the HSR Act or any applicable material non-United States statutes or regulations, (B) the satisfaction of any requirements under the Exon-Florio Provision, as applicable, and (C) the expiration or termination of the waiting period under the Arms Regulations. The Per Share Amount shall, subject to applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws. Any such delay shall be effected in compliance with Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If the payment equal to the Per Share Amount in cash (the "Merger Consideration") is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Purchaser that such taxes either have been paid or are not applicable.

            (b) As promptly as reasonably practicable on the date of commencement of the Offer, Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer. The Schedule TO shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the Schedule TO, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Parent, Purchaser and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents that shall have become false or misleading, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review and comment upon the Schedule TO (and shall provide any comments thereon as soon as practicable) prior to the filing thereof with the SEC. In addition, Parent and Purchaser shall provide the Company and its counsel in writing with any comments that Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments and with copies of any written responses by Parent, Purchaser or their counsel.

            (c) Parent shall provide or cause to be provided to Purchaser all the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer.

            SECTION 2.02. Company Action. (a) The Company hereby approves of and consents to the Offer and represents that (i) the Board, at a meeting duly called and held on October 12, 2000, has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger, and the transactions contemplated by the Stockholders' Agreement (collectively, the "Transactions"), are fair to, and in the best interests of, the holders of Shares, (B) approved, adopted and declared advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with Delaware Law, including, without limitation, Section 203 thereof) and (C) resolved to recommend that the holders of Shares accept the Offer and tender Shares pursuant to the Offer, and approve and adopt this Agreement and the Transactions, and (ii) CIBC World Markets Corp. ("CIBC World Markets") has delivered to the Board an oral opinion, which will be confirmed promptly in writing, to the effect that, as of the date of this Agreement, the Per Share Amount to be received by the holders of Shares (other than Parent and its affiliates) pursuant to the Offer and the Merger, taken as a whole and not separately, is fair, from a financial point of view, to such holders of Shares. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described in the immediately preceding sentence, and the Company shall not withdraw or modify such recommendation in any manner adverse to Purchaser or Parent except as provided in Section 7.05(b).

            (b) As promptly as reasonably practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing, except as provided in Section 7.05(b), the recommendation of the Board described in
Section 2.02(a), and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Exchange Act, and any other applicable federal securities laws. The Company, Parent and Purchaser agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent, Purchaser and their counsel shall be given an opportunity to review and comment upon the
Schedule 14D-9 (and shall provide any comments thereon as soon as practicable) prior to the filing thereof with the SEC. In addition, the Company shall provide Parent, Purchaser and their counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments and with copies of any written responses by the Company or its counsel.

            (c) The Company shall promptly instruct and use its best efforts to cause its transfer agent to furnish Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall promptly instruct and use its best efforts to cause its transfer agent to furnish Purchaser with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to holders of Shares as Parent or Purchaser may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Transactions, and, if this Agreement shall be terminated in accordance with Section 9.01, shall deliver to the Company all copies of such information then in their possession.


                                   ARTICLE III

                                   THE MERGER


            SECTION 3.01. The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with Delaware Law, Purchaser shall be merged with and into the Company.

            SECTION 3.02. Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in
Article VIII, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger or certificate of ownership and merger (in either case, the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of Delaware Law (the date and time of such filing being the "Effective Time"). The closing of the Merger (the "Closing") shall take place at 10:00 a.m., New York City time, on a date to be specified by the parties, which shall be as soon as practicable, but in no event later than the third business day after satisfaction or waiver of all the conditions set forth in Article VIII hereof (the "Closing Date"), at the New York offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022, unless another date or place is agreed to in writing by the parties hereto.

            SECTION 3.03. Effect of the Merger. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

            SECTION 3.04. Certificate of Incorporation; By-laws. (a) At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that, at the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to be identical to the Certificate of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, except that Article I shall read as follows: "The name of the corporation is Microwave Power Devices, Inc."

            (b) Unless otherwise determined by Parent prior to the Effective Time, and subject to Section 7.07(a), the By-laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

            SECTION 3.05. Directors and Officers. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or approval.

            SECTION 3.06. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

            (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 3.06(b) and any Dissenting Shares (as hereinafter defined)) shall be canceled and shall be converted automatically into the right to receive an amount equal to the Merger Consideration payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 3.09, of the certificate that formerly evidenced such Share;

            (b) Each Share held in the treasury of the Company and each Share owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

            (c) Each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

            SECTION 3.07. Employee Stock Options. Effective as of the Effective Time, the Company shall take all necessary action, including obtaining the consent of the individual option holders, if necessary, to (i) terminate the Company's 1995 Stock Option Plan, the Company's 1996 Stock Option Plan and the Company's 1999 Stock Option Plan, each as amended through the date of this Agreement (the "Company Stock Option Plans"), and (ii) cancel, at the Effective Time, each outstanding option to purchase Shares granted under the Company Stock Option Plans (each, a "Company Stock Option") that is outstanding and unexercised as of such date. Each holder of a Company Stock Option that is outstanding and unexercised at the Effective Time, whether vested or unvested, shall be entitled to receive from the Surviving Corporation immediately after the Effective Time, in exchange for the cancellation of such Company Stock Option, an amount in cash equal to the excess, if any, of
(x) the Per Share Amount over (y) the per share exercise price of such Company Stock Option, multiplied by the number of Shares subject to such Company Stock Option as of the Effective Time. Any such payment shall be subject to all applicable federal, state and local tax withholding requirements. The Company shall take all necessary action to approve the disposition of the Company Stock Options in connection with the transactions contemplated by this Agreement to the extent necessary to exempt such dispositions and acquisitions under Rule 16b-3 of the Exchange Act. The Company agrees that the Board, or any committee appointed by the Board, will not exercise its discretion under Section V.C of the Company's 1995 Stock Option Plan and 1996 Stock Option Plan and under
Section 4.b of the Company's 1999 Stock Option Plan, each as amended through the date of this Agreement, to accelerate the vesting of any unvested options thereunder.

            SECTION 3.08. Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have properly exercised appraisal rights for such Shares in accordance with Section 262 of Delaware Law (collectively, the "Dissenting Shares") shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.09, of the certificate or certificates that formerly evidenced such Shares.

            (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

            SECTION 3.09. Surrender of Shares; Stock Transfer Books. (a) Prior to the Effective Time, Purchaser shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the "Paying Agent") for the holders of Shares to receive the funds to which holders of Shares shall become entitled pursuant to Section 3.06(a), and such funds shall hereinafter be referred to as the "Exchange Fund". The expenses of the Paying Agent shall not be paid from the Exchange Fund but shall be paid directly by the Surviving Corporation. Prior to the Effective Time, Parent shall take all steps necessary to deposit or cause to be deposited with the Paying Agent, in trust for the benefit of the Company's stockholders, the aggregate Merger Consideration, in immediately available funds, for timely payment thereunder. If the amount of the cash in the Exchange Fund is insufficient to pay all of the amounts required to be paid pursuant to this Agreement, Parent, from time to time after the Effective Time, shall deposit in trust additional cash with the Paying Agent sufficient to make all such payment. The Exchange

Fund shall not be used for any purpose that is not provided herein. The Paying Agent may invest, if so directed by Parent or the Surviving Corporation, the Exchange Fund in obligations of the United States government or any agency or instrumentality thereof, or in obligations that are guaranteed or insured by the United States government or an agency or instrumentality thereof. Any net profit resulting from, or interest or income produced by, such investments shall be payable to Parent on demand.

            (b) Promptly after the Effective Time but in no event more than three (3) business days thereafter, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 3.06(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If the payment equal to the Merger Consideration is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of Purchaser that such taxes either have been paid or are not applicable. Each of the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of a Certificate such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provisions of Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of a Certificate in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

            (c) At any time following the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any

Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

            (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.


                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            As an inducement to Parent and the Purchaser to enter into this Agreement, the Company hereby represents and warrants to Parent and Purchaser that:

            SECTION 4.01. Organization and Qualification; Subsidiaries. (a) Each of the Company and each subsidiary of the Company ("Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such governmental approvals does not have a Material Adverse Effect. The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Material Adverse Effect.

            (b) A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary, is set forth in Section 4.01(b) of the Disclosure Schedule (the "Disclosure Schedule"), which has been prepared by the Company and delivered by the Company to Parent and Purchaser prior to the execution and delivery of this Agreement. Except as disclosed in Section 4.01(b) of the Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

            (c) Each Subsidiary that is material to the consolidated businesses, financial condition or results of operations of the Company and the Subsidiaries taken as a whole is so identified in Section 4.01(c) of the Disclosure Schedule and is referred to herein as a "Material Subsidiary".

            SECTION 4.02. Certificate of Incorporation and By-laws. The Company has heretofore furnished to Parent a complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Material Subsidiary. Such Certificates of Incorporation, By-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Certificate of Incorporation, By-laws or equivalent organizational documents.

            SECTION 4.03. Capitalization. The authorized capital stock of the Company consists of 25,000,000 Shares and 5,000,000 shares of preferred stock, par value $.01 per share ("Company Preferred Stock"). As of October 11, 2000,
(a) 10,709,064 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (b) no Shares are held in the treasury of the Company, (c) no Shares are held by the Subsidiaries, and (d) 1,383,996 Shares are reserved for future issuance pursuant to outstanding employee stock options or stock incentive rights granted pursuant to the Company Stock Option Plans of which 613,457 options have vested as of October 11, 2000. As of the date hereof, no shares of Company Preferred Stock are issued and outstanding. Except as set forth in this Section 4.03, and except as contemplated under Stockholders' Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person. Except as set forth in Section 4.03 of the Disclosure Schedule, each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or any Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. Section 4.03 of the Disclosure Schedule sets forth a true and correct list of all of the options of the Company which can vest over the ninety day period beginning from the date of this Agreement.

            SECTION 4.04. Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding Shares, if and to the extent required by applicable law, and the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and
(ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The Board has approved this Agreement and the Transactions and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203(a) of Delaware Law shall not apply to the Merger, provided that such transactions are consummated in accordance with the terms hereof.

            SECTION 4.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, except as set forth in
Section 4.05(a) of the Disclosure Schedule, (i) conflict with or violate the Certificate of Incorporation or By-laws or equivalent organizational documents of the Company or any Subsidiary, (ii) assuming all consents, approvals, authorizations and actions contemplated by Section 4.05(b) have been obtained or taken, as the case may be, conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order ("Law") applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) assuming all consents, approvals, authorizations and actions contemplated by Section 4.05(b) have been obtained or taken, as the case may be, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not, have a Material Adverse Effect.

            (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, except as set forth in Section 4.05(b) of the Disclosure Schedule, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a "Governmental Authority") on the part of the Company, except (i) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws, the pre-merger notification requirements of the HSR Act, the requirements of Section 271 of Title VII of the Defense Production Act of 1950, as amended, and the regulations promulgated thereunder (the "Exon-Florio Provision"), the notification requirements of the applicable International Traffic in Arms Regulations of the U.S. Department of State (the "Arms Regulations") and filing and recordation of appropriate merger documents as required by Delaware Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Offer or the Merger, or otherwise prevent or materially delay the Company from performing its obligations under this Agreement, and would not, have a Material Adverse Effect.

            SECTION 4.06. Permits; Compliance. Except as set forth in Section
4.06 of the Disclosure Schedule, each of the Company and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Permits"), except where the failure to have, or the suspension or cancellation of, any of the Permits would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not, have a Material Adverse Effect. Except as set forth in Section 4.06 of the Disclosure Schedule, as of the date hereof, no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Permits would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Material Adverse Effect. Except as set forth in Section 4.06 of the Disclosure Schedule, neither the Company nor any Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Material Adverse Effect.

            SECTION 4.07. SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since December 31,1997, including (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1997, 1998, and 1999, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 2000 and June 30, 2000, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since March 31, 1998 and (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above) filed by the Company with the SEC since January 1, 2000 (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above being, collectively, the "SEC Reports"). The SEC Reports (i) were prepared in accordance with either the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.

            (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or as set forth in Section 4.07 of the Disclosure Schedule, and subject, in the case of unaudited interim financial statements, to normal year-end adjustments and to the absence of complete notes) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein.

            (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as at December 31, 1999, including the notes thereto (the "1999 Balance Sheet"), neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except (i) as disclosed in the SEC Reports or in Section 4.07(c) of the Disclosure Schedule, (ii) for liabilities and obligations incurred in connection with the consummation of the transactions contemplated hereby, (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 1999, which would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or (iv) liabilities and obligations which would not have a Material Adverse Effect.

            (d) The Company has heretofore furnished to Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

            SECTION 4.08. Absence of Certain Changes or Events. Since December 31, 1999, except as set forth in the SEC Reports or in Section 4.08 of the Disclosure Schedule, or as expressly contemplated by this Agreement, (a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, and (b) there has not been any Material Adverse Effect.

            SECTION 4.09. Absence of Litigation. Except as set forth in Section
4.09 of the Disclosure Schedule or the SEC Reports, there is no litigation, suit, claim, action, proceeding or investigation (an "Action") pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Authority that is reasonably likely to have a Material Adverse Effect or seeks to materially delay or prevent the consummation of any Transaction. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or would have a Material Adverse Effect.

            SECTION 4.10. Employee Benefit Plans. (a) Section 4.10(a) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other material contracts or agreements to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary, (ii) each employee benefit plan for which the Company or any Subsidiary could reasonably be expected to incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Subsidiary could reasonably be expected to incur liability under Section 4212(c) of ERISA, and (iv) any contracts, arrangements or understandings between the Company or any Subsidiary and any employee of the Company or any Subsidiary including, without limitation, any contracts, arrangements or understandings relating in any way to a sale of the Company or any Subsidiary (collectively, the "Plans"). The Company has furnished to Purchaser a true and complete copy of each Plan and has delivered to Purchaser a true and complete copy of each material document, if any, prepared in connection with each such Plan, including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service ("IRS") Form 5500, (iv) the most recently received IRS determination letter for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Except as would not have a Material Adverse Effect, neither the Company nor any Subsidiary has any express or implied commitment, (i) to create or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Internal Revenue Code of 1986, as amended (the "Code").

            (b) None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could reasonably be expected to incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). Except as set forth in Section 410(b) of the Disclosure Schedule, none of the Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates the Company or any Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or (iii) obligates the Company or any Subsidiary to make any payment or provide any benefit as a result of a "change in control", within the meaning of such term under Section 280G of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary other than under
Section 4980 of the Code or the Federal Social Security Act. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

            (c) Except as would not have a Material Adverse Effect, each Plan is now and always has been operated in all respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. Except as would not have a Material Adverse Effect, the Company and the Subsidiaries have performed all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan. Except as would not have a Material Adverse Effect, no Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course).

            (d) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter (which may be a favorable determination letter issued to a prototype sponsor) from the IRS, or, has submitted, or is within the remedial amendment period for submitting an application for a determination letter from the IRS, covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with any Plan is exempt from federal income taxation under Section 501(a) of the Code and, to the knowledge of the Company, no fact or event has occurred which could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

            (e) To the knowledge of the Company, there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Neither the Company nor any Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or
(ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan.

            (f) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. Except as set forth in Section 4.10 (f) of the Disclosure Schedule, all such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

            (g) Except as disclosed in Section 4.10(g) of the Disclosure Schedule, all technical and professional employees of the Company and the Subsidiaries are under written obligation to the Company and the Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company and the Subsidiaries all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

                  SECTION 4.11. Labor and Employment Matters. Except as set forth in Section 4.11 of the Disclosure Schedule or as would not have a Material Adverse Effect: (a) there are no controversies pending or, to the knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees; (b) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (c) neither the Company nor any Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances outstanding against the Company or any Subsidiary under any such agreement or contract; (d) there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Subsidiary; and (e) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Subsidiary.

                  (b) Except as would not have a Material Adverse Effect, the Company and the Subsidiaries are in compliance with all applicable laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. Except as would not have a Material Adverse Effect, the Company and the Subsidiaries have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the knowledge of the Company, threatened with respect to the Company. There is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the knowledge of the Company, threatened before the United States Equal Employment Opportunity Commission or any other Governmental Authority in any jurisdiction in which the Company or any Subsidiary have employed or employ any person.

                  SECTION 4.12. Offer Documents; Schedule 14D-9; Proxy Statement. Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents shall, at the times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting (as hereinafter defined) or the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the "Proxy Statement"), shall, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting and at the Effective Time, contain any statement which, at the time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Purchaser or any of its representatives for inclusion in any of the foregoing documents or the Offer Documents. The Schedule 14D-9 and the Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

                  SECTION 4.13. Property and Leases. (a) The Company and the Subsidiaries have sufficient title to all their properties and assets to conduct their respective businesses as currently conducted or as contemplated to be conducted, with only such exceptions as would not have a Material Adverse Effect.

                  (b) Each parcel of real property owned or leased by the Company or any Subsidiary that is material to the Company and its Subsidiaries taken as a whole (i) is owned or leased free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including, without limitation, any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer (collectively, "Liens"), other than (A) Liens for current taxes and assessments not yet past due, (B) inchoate mechanics' and materialmen's Liens for construction in progress, (C) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, and (D) all matters of record, (E) Liens reflected in the SEC Reports, including, without limitation, the financial statements contained therein, (F) zoning laws and other land use restrictions that do not materially impair the present use of the property, (G) as set forth in Section 4.13(b) of the Disclosure Schedule, or (H) other Liens and other imperfections of title and encumbrances that would not have a Material Adverse Effect (collectively, "Permitted Liens"), and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

                  (c) All material leases of real property leased for the use or benefit of the Company or any Subsidiary to which the Company or any Subsidiary is a party, and all amendments and modifications thereto, are in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company or any Subsidiary, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or any Subsidiary, except as would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Material Adverse Effect.

                  (d) There are no contractual or legal restrictions that preclude or restrict the ability to use any real property owned or leased by the Company or any Subsidiary that is material to the Company and its Subsidiaries taken as a whole for the purposes for which it is currently being used. There are no material latent defects or material adverse physical conditions affecting the real property, and improvements thereon, owned or leased by the Company or any Subsidiary that is material to the Company and its Subsidiaries taken as a whole other than those that would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Material Adverse Effect.

                  SECTION 4.14. Intellectual Property. Except as would not have a Material Adverse Effect or as set forth in Section 4.14 of the Disclosure
Schedule: (a) the conduct of the business of the Company and the Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted within the twelve month period preceding the date of this Agreement to the Company that the conduct of the business of the Company and the Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property Rights of any third party; (b) with respect to each item of Intellectual Property owned by the Company or a Subsidiary and material to the business, financial condition or results of operations of the Company and the Subsidiaries taken as a whole ("Company Owned Intellectual Property"), the Company or a Subsidiary is the owner of the entire right, title and interest in and to such Company Owned Intellectual Property and is entitled to use such Company Owned Intellectual Property in the continued operation of its respective business; (c) with respect to each item of Intellectual Property licensed to the Company or a Subsidiary that is material to the business of the Company and the Subsidiaries as currently conducted ("Company Licensed Intellectual Property"), the Company or a Subsidiary has the right to use such Company Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Company Licensed Intellectual Property; (d) to the knowledge of the Company, the Company Owned Intellectual Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part; (e) to the knowledge of the Company, no person is engaging in any activity that infringes upon the Company Owned Intellectual Property; (f) to the knowledge of the Company, each license of the Company Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect; (g) to the knowledge of the Company, no party to any license of the Company Licensed Intellectual Property is in breach thereof or default thereunder; and (h) neither the execution of this Agreement nor the consummation of any Transaction shall adversely affect any of the Company's rights with respect to the Company Owned Intellectual Property or the Company Licensed Intellectual Property.

                  SECTION 4.15. Taxes. The Company and the Subsidiaries have filed all United States federal, state, local and non-United States Tax returns and reports required to be filed by them and have paid and discharged all Taxes required to be paid or discharged, other than (a) such payments as are being contested in good faith by appropriate proceedings, (b) such filings, payments or other occurrences that would not have a Material Adverse Effect, and (c) as set forth in Section 4.15 of the Disclosure Schedule. Neither the IRS nor any other United States or non-United States taxing authority or agency is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith. No waiver of any statute of limitations with respect to, and no extension of a period for the assessment of any Tax, with respect to the Company or any Subsidiary is outstanding as of the date of this Agreement. The accruals and reserves for Taxes reflected in the 1999 Balance Sheet are adequate to cover all Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP. Neither the Company nor any Subsidiary has made an election under Section 341(f) of the Code. There are no Tax liens upon any property or assets of the Company or any of the Subsidiaries except liens for current Taxes not yet due. Neither the Company nor any of the Subsidiaries for present or future Tax years is presently required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of the Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which adjustment or change would have a Material Adverse Effect. Except as set forth in the financial statements described in Section 4.07, neither the Company nor any of the Subsidiaries has entered into a transaction which is being accounted for under the installment method of Section 453 of the Code, which would prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or would have a Material Adverse Effect.

                  SECTION 4.16. Environmental Matters. Except as described in
Section 4.16 of the Disclosure Schedule or as would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Material Adverse Effect, (a) the Company has not violated and is not in violation of any applicable Environmental Law; (b) none of the properties currently or formerly owned, leased or, to the knowledge of the Company, operated by the Company (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance in violation of applicable Environmental Laws; (c) the Company has not received written notice that it is actually, potentially or allegedly liable for any off-site contamination by Hazardous Substances; (d) the Company has not received written notice that it is actually, potentially or allegedly liable under any applicable Environmental Law (including, without limitation, pending or threatened liens);
(e) the Company has all permits, licenses and other authorizations required for the Company's operations under any Environmental Law ("Environmental Permits"); and (f) the Company has always been and is in compliance with its Environmental Permits. This Section 4.16 is the exclusive section containing representations and warranties covering environmental matters.

                  SECTION 4.17. Material Contracts. (a) Subsections (i) through
(xii) of Section 4.17 of the Disclosure Schedule contain a list of the following types of contracts and agreements to which the Company or any Subsidiary is a party (such contracts, agreements and arrangements as are required to be set forth in Section 4.17(a) of the Disclosure Schedule being the "Material Contracts"):

                  (i) each contract and agreement which (A) is likely to involve consideration of more than $500,000, in the aggregate, during the calendar year ending December 31, 2000, (B) is likely to involve consideration of more than $1,000,000, in the aggregate, over the remaining term of such contract, and which, in either case, cannot be canceled by the Company or any Subsidiary without penalty or further payment and without more than 90 days' notice;

                  (ii) all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Subsidiary is a party;

                  (iii) all management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Subsidiary or income or revenues related to any product of the Company or any Subsidiary to which the Company or any Subsidiary is a party;

                  (iv) all contracts and agreements evidencing indebtedness for borrowed money of the Company or any Subsidiary, and indebtedness of the Company or any Subsidiary arising from the deferment of the purchase price of goods and services for more than 60 days from the delivery or purchase thereof;

                  (v) all contracts and agreements with any Governmental Authority to which the Company or any Subsidiary is a party;

                  (vi) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

                 (vii) all contracts and agreements providing for benefits under any Plan;

                  (viii) all material contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Subsidiary that relates to the Company, any Subsidiary or their respective businesses;

                  (ix) all contracts pursuant to which the Company or any Subsidiary obtains from any third party any rights to use Company Licensed Intellectual Property or the right to manufacture, distribute or sell any product of the Company or such third party that, in either case, is material to the Company and its Subsidiaries, taken as a whole;

                  (x) all contracts pursuant to which the Company or any Subsidiary grants to any third party any rights to use Company Owned Intellectual Property or the right to manufacture, distribute or sell any product of the Company or such third party;

                  (xi) all contracts for employment required to be listed in
         Section 3.10 of the Disclosure Schedule; and

                  (xii) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company and the Subsidiaries, taken as a whole, or the conduct of their respective businesses, or the absence of which would have a Material Adverse Effect.

                  (b) Except as (i) set forth in Section 4.17(b) of the Disclosure Schedule or (ii) as would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Material Adverse Effect, (A) each Material Contract is a legal, valid and binding agreement, and none of the Material Contracts is in default by its terms or has been canceled by the other party; (B) to the Company's knowledge, no other party is in material breach or material violation of, or material default under, any Material Contract; and (C) the Company and the Subsidiaries are not in receipt of any claim of material default under any such Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.


                  (c) Except as set forth in Section 4.17(c) of the Disclosure Schedule, the Company and its Subsidiaries have no outstanding proposals for future business or production of products.

                  SECTION 4.18. Insurance. (a) The Company and its Subsidiaries maintain policies of insurance on terms, and in amounts, that are adequate for the conduct of their respective businesses, in each case as such business is currently conducted and consistent with customary practices and standards of companies engaged in businesses similar to that of the Company and the Subsidiaries, and with insurers reasonably believed by the Company to be responsible.

                  (b) With respect to each material insurance policy, except as would not have a Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

                  SECTION 4.19. Brokers. No broker, finder or investment banker (other than CIBC World Markets) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and CIBC World Markets pursuant to which such firm would be entitled to any payment relating to the Transactions.


                                    ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

                  As an inducement to the Company to enter into this Agreement, Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

                  SECTION 5.01. Corporate Organization. Each of Parent and Purchaser is a company duly organized and validly existing under the laws of the State of Delaware, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the Transactions, or otherwise prevent Parent or Purchaser from performing its material obligations under this Agreement.

                  SECTION 5.02. Authority Relative to This Agreement. Each of Parent and Purchaser has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms.

                  SECTION 5.03. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, (i) conflict with or violate the organizational documents of either Parent or Purchaser, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.03(b) have been obtained and all filings and obligations described in Section 5.03(b) have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Purchaser or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of either of them is bound or affected, except, with respect to clauses
(ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of the Transactions or otherwise prevent Parent and Purchaser from performing their material obligations under this Agreement.

                  (b) Except as set forth in Section 5.03(b) of the Disclosure Schedule (the "Purchaser Disclosure Schedule"), which has been prepared by Parent and Purchaser and delivered by Parent and Purchaser to the Company prior to the execution and delivery of this Agreement, the execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the HSR Act, the Exon-Florio Provision, the notification requirements of the Arms Regulations and filing and recordation of appropriate merger documents as required by Delaware Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Transactions, or otherwise prevent Parent or Purchaser from performing their material obligations under this Agreement.

                  SECTION 5.04. Financing. Parent will have sufficient funds on hand at the Effective Time to, and will provide or cause to be provided to Purchaser all funds necessary to, permit Purchaser to consummate all the Transactions, including, without limitation, acquiring all the outstanding Shares in the Offer and the Merger.

                  SECTION 5.05. Offer Documents; Proxy Statement. The Offer Documents shall not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives for inclusion in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

                  SECTION 5.06. Purchaser. Purchaser was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby. All the issued and outstanding shares of capital stock of Purchaser are owned of record and beneficially by Parent free and clear of any Liens.

                 SECTION 5.07. Brokers. No broker, finder or investment banker (other than Goldman Sachs & Co., Inc. whose fees and expenses shall be paid or caused to be paid by Parent) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

                  SECTION 6.01. Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. By way of amplification and not limitation, except as expressly contemplated by this Agreement and
Section 6.01 of the Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do or initiate any significant steps to do any of the following without the prior written consent of Parent:

                 (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

                 (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of a maximum of 1,394,166 Shares issuable pursuant to employee stock options outstanding on the date hereof) or (ii) any assets of the Company or any Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

                 (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

                 (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                  (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any significant amount of assets; (ii) except in the ordinary course of business and consistent with past practice incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person or make any loans or advances or grant any security interest in any of its assets; (iii) enter into any customer contract related to the Company's military and medical businesses, (iv) enter into any other contract or agreement other than in the ordinary course of business and consistent with past practice; (v) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $500,000 or capital expenditures which are, in the aggregate, in excess of $1,000,000 for the Company and the Subsidiaries taken as a whole; or (vi) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 6.01(e);

                  (f) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries, wages, bonuses, incentives or pension benefits of employees of the Company or any Subsidiary who are not directors or officers of the Company, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or of any Subsidiary, or establish, adopt, enter into or amend (other than as may be required by applicable Law) any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

                  (g) change any of the accounting methods used by it unless required by GAAP or applicable law;

                  (h) make any tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability;

                  (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the 1999 Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice;

                  (j) amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company's or any Subsidiary's material rights thereunder;

                  (k) commence or settle any Action; or

                  (l) publicly announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.


                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

                  SECTION 7.01. Stockholders' Meeting. (a) If required by applicable law in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law and the Company's Certificate of Incorporation and By-laws, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the Merger (the "Stockholders' Meeting") and (ii) (A) subject to Section 7.05(b), include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to Purchaser or Parent, the unanimous recommendation of the Board that the stockholders of the Company approve and adopt this Agreement and the Merger and (B) use its best efforts to obtain such approval and adoption. At the Stockholders' Meeting, Parent and Purchaser shall cause all Shares then owned by them and their subsidiaries to be voted in favor of the approval and adoption of this Agreement and the Transactions.

                  (b) Notwithstanding the foregoing, in the event that Purchaser shall acquire at least 90% of the then outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of Delaware Law, as promptly as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

                  SECTION 7.02. Proxy Statement. If approval of the Company's shareholders is required by applicable law to consummate the Merger, promptly following consummation of the Offer, the Company shall file the Proxy Statement with the SEC under the Exchange Act, and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC promptly. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement, including all amendments and supplements thereto, prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Purchaser agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time.

                  SECTION 7.03. Company Board Representation; Section 14(f). (a) Promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors, or both. At such times, the Company shall use its reasonable best efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser shall constitute of the Board of
(i) each committee of the Board, (ii) the board of directors of each Subsidiary, and (iii) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, until the Effective Time, the Company shall use its reasonable best efforts to ensure that at least two members of the Board and each committee of the Board and such boards and committees of the Subsidiaries, as of the date hereof, who are not employees of the Company shall remain members of the Board and of such boards and committees.

                  (b) The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to fulfill its obligations under this Section 7.03, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Parent or Purchaser shall supply to the Company, and be solely responsible for, any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

                  (c) Following the election of designees of Purchaser pursuant to this Section 7.03, prior to the Effective Time, any amendment of this Agreement or the Certificate of Incorporation or By-laws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser, or waiver of any of the Company's rights hereunder, shall require the concurrence of a majority of the directors of the Company then in office who neither were designated by Purchaser nor are employees of the Company or any Subsidiary.

                  SECTION 7.04. Access to Information; Confidentiality. (a) From the date hereof until the Effective Time, upon reasonable notice and at reasonable times, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Parent and Purchaser complete access to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, shall furnish Parent and Purchaser with such financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request. The Company shall permit Parent and/or Purchaser to have one or more observers on the premises of the Company daily until the earlier of the Effective Time or the termination of this Agreement.

                  (b) All information obtained by Parent or Purchaser pursuant to this Section 7.04 shall be kept confidential in accordance with the non-disclosure agreement, dated July 6, 2000 (the "Confidentiality Agreement"), between Parent and the Company.

                  (c) No investigation pursuant to this Section 7.04 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto or any condition to the Offer.

                  SECTION 7.05. No Solicitation of Transactions. (a) Neither the Company nor any Subsidiary shall, directly or indirectly, through any officer, director, agent or otherwise, (i) solicit, initiate or encourage the submission of, any Acquisition Proposal (as defined below) or (ii) subject to Section 7.05(b), participate in any discussions or negotiations regarding, or furnish to any person, any information with respect to, or otherwise cooperate in any way with respect to, or assist or participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, a Acquisition Proposal.

                  (b) Except as set forth in this Section 7.05(b), neither the Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Board or any such committee of this Agreement, the Offer, the Merger or any other Transaction, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the time of acceptance for payment of Shares pursuant to the Offer, the Board determines in good faith that it is required to do so by its fiduciary duties under applicable law after having received advice from outside legal counsel, the Board may withdraw or modify its approval or recommendation of the Offer and the Merger.

                  (c) The Company shall, and shall direct or cause its directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal.

                  (d) The Company shall advise Parent orally (within one business day) and in writing (as promptly as possible thereafter) of (i) any Acquisition Proposal or any request for information with respect to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request and (ii) any changes in any such Acquisition Proposal or request.

                  (e) The Company agrees, except as required by the Board's fiduciary duties under applicable law after having received advice from outside legal counsel, not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

                  SECTION 7.06. Employee Benefits Matters. Except as provided in the last sentence of this Section 7.06, Parent and Surviving Corporation shall have no obligation to continue after the Effective Time any plan or arrangement in effect immediately before the Effective Time (except as otherwise required by applicable Law, including without limitation ERISA and the Code) for current or former employees, officers or directors of the Company or any Subsidiary, and shall have the discretion to continue or terminate any of such programs, or to merge any of them into plans or arrangements in effect for other employees of Parent or Surviving Corporation; provided, however, that Parent and Surviving Corporation shall provide substantially comparable plans or arrangements in effect immediately before the Effective Time for current or former employees, officers or directors of the Company or any Subsidiary, after the Effective Time, in a manner determined in the sole discretion of the Parent. Employees of the Company or any Subsidiary shall receive credit for purposes of eligibility to participate and vesting (but not for benefit accruals) under any employee pension benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries or for the purpose of eligibility and determining the amount of any benefit with respect to any employee welfare benefit plan, program or arrangement established or maintained by Surviving Corporation for service accrued or deemed accrued prior to the Effective Time with the Company or any Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. Parent shall also cause the Surviving Corporation to perform the Company's obligations under the change in control and other agreements set forth in Section 4.10(a) of the Disclosure Schedule between the Company and certain of its officers and employees unless any such officer or employee agrees otherwise.

                  SECTION 7.07. Directors' and Officers' Indemnification and Insurance. (a) The By-laws of the Surviving Corporation shall contain provisions granting the same rights to indemnification that are set forth in Article 7 of the By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

                  (b) Each of Parent and the Surviving Corporation shall use its reasonable best efforts to maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.07(b) more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be $85,500 in the aggregate, which premium has been calculated by dividing the aggregate two year premium by two), (such 200% amount, the "Maximum Premium"). If such insurance coverage cannot be obtained, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall cause the Surviving Corporation (which, for purposes of this Section 7.07(b), shall include the provision of necessary funds to the Surviving Corporation, if necessary) to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium; provided further, that if such insurance coverage cannot be obtained at all, Parent shall purchase all available run-off insurance policies with respect to pre-existing insurance in an amount that, together with all other insurance purchased pursuant to this
Section 7.07(b), does not exceed the Maximum Premium.

         (c) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at Parent's option, Parent, shall assume the obligations set forth in this Section 7.07.

         (d) From and after the consummation of the Offer, Parent shall cause the Surviving Corporation (which, for purposes of this Section 7.07, shall include the provision of necessary funds to the Surviving Corporation, if necessary) to indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director, employee or agent (the "Indemnified Party") of the Company or any of its Subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including attorneys' fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each, a "Claim") to the extent that any such Claim is based on, or arises out of, (i) the fact that such person is or was a director, officer, employee or agent of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) this Agreement, or any of the transactions contemplated hereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under Delaware law or the Company's Certificate of Incorporation, By-laws or indemnification agreements in effect at the date hereof, including provisions relating to advancement of expenses incurred in the defense of any action or suit. Without limiting the foregoing, in the event any Indemnified Party becomes involved in any capacity in any Claim of the type described above, then from and after consummation of the Offer, Parent shall cause the Company (or the Surviving Corporation if after the Effective Time) (which, for purposes of this Section 7.07, shall include the provision of necessary funds to the Surviving Corporation, if necessary) to periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto.

                  SECTION 7.08. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, in each case, upon its discovery of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which reasonably could be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (b) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 7.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  SECTION 7.09. Further Action; Reasonable Best Efforts. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other reasonable submissions, under the HSR Act with respect to the Transactions and
(ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger; provided that neither Purchaser nor Parent will be required by this Section 7.09 to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (A) requires the divestiture of any assets of any of the Purchaser, Parent, Company or any of their respective subsidiaries or
(B) limits Parent's freedom of action with respect to, or its ability to retain, the Company and the Subsidiaries or any portion thereof or any of Parent's or its affiliates' other assets or businesses; provided, further, that the Company shall be required to use its reasonable best efforts to obtain Permits, consents, approvals, authorizations, qualifications and orders only of such Governmental Authorities and parties to contracts with the Company and the Subsidiaries that are requested by Parent and/or Purchaser. Without limiting the foregoing, the Company, Parent and Purchaser shall file as soon as practicable notifications under the HSR Act and respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the United States Department of Justice for additional information or documentation and respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Authority in connection with antitrust matters. Concurrently with the filing of notifications under the HSR Act or as soon thereafter as practicable, the Company and Parent shall each request early termination of the HSR Act waiting-period. The Purchaser and the Company shall as soon as reasonably practicable after the date of this Agreement jointly give notice of the Transactions promptly to the Chairman of the Committee on Foreign Investment in the United States ("CFIUS") pursuant to the Exon-Florio Provision, and each of the parties hereto shall make such additional filings and submissions and take such other actions as may be reasonably necessary under the Exon-Florio Provision in respect of the Transactions. The Company agrees that Parent shall have the sole discretion with respect to a decision as to whether or not to withdraw the filings or notifications made by the parties under the Exon-Florio Provision. In addition, the Company, Parent and Purchaser agree to make as soon as practicable such other filings as may be necessary or required by any non-United States Governmental Authority. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

                  (b) Each of the parties hereto agrees to cooperate and use its reasonable best efforts to vigorously contest and resist any Action, including administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

                  SECTION 7.10. Public Announcements. Parent and Purchaser, on the one hand, and the Company, on the other hand, agree that no public release or announcement concerning the Transactions, the Offer or the Merger shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any United States or non-United States securities exchange, in which case the party required to make the release or announcement shall use its best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

                  SECTION 7.11. Confirmation of No Withholding. The Company shall provide the Purchaser with copies of (i) a statement issued by the Company pursuant to Section 1.897-2(h)(1) of the Treasury Regulations, dated no more than thirty days prior to the Effective Time, certifying, to the effect that the Shares are not a United States real property interest and (ii) the notice to the IRS provided for in Section 1.897-2(h)(2) of the Treasury Regulations with regard to the statement referred to in clause (i) of this section.


                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

                  SECTION 8.01. Conditions to the Merger. The obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

                  (a) Stockholder Approval. If and to the extent required by Delaware Law, this Agreement and the Merger shall have been approved and adopted by the affirmative vote of the stockholders of the Company; provided, however, that Parent and Purchaser may not assert this condition unless all Shares purchased in the Offer by them and all other shares owned by them or their affiliates are voted in favor of this Agreement and the Merger;

                  (b) No Injunctions. No Governmental Authority or court of competent jurisdiction shall have issued an order, decree, injunction or ruling or taken any other action (which order, decree, injunction, ruling or other action the parties hereto shall use their respective reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, injunction, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement as a result of the non-satisfaction of this condition shall have used all reasonable best efforts to challenge such order, decree, injunction or ruling;

                  (c) No Order. No Governmental Authority in the United States or in the Kingdom of Sweden or the European Union shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise materially restricting, preventing or prohibiting consummation of the Transactions; and

                  (d) Offer. Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall not be applicable to the obligations of Parent or Purchaser if, in breach of this Agreement or the terms of the Offer, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.


                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

                  SECTION 9.01. Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company:

                  (a) By mutual written consent of each of Parent, Purchaser and the Company duly authorized by the Boards of Directors of Parent, Purchaser and the Company; or

                  (b) By either Parent or Purchaser, on the one hand, or the Company, on the other:

                           (i) if the Effective Time shall not have occurred on
                  or before January 31, 2001; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date and provided further that this Agreement may not be terminated pursuant to this clause (b)(i) after Purchaser accepts Shares for payment pursuant to the Offer;

                           (ii) if any Governmental Authority in the United
                  States, the Kingdom of Sweden or the European Union shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Offer or the Merger illegal or otherwise materially preventing or prohibiting consummation of the Offer or the Merger;

                           (iii) if Parent or Purchaser shall have terminated
                  the Offer because of a failure of a condition set forth on Annex A to this Agreement and any option granted in the Stockholders' Agreement has not been exercised and is not exercisable, provided, however, that the right to terminate this Agreement under this Section 9.01(b)(iii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Purchaser to purchase Shares in the Offer; or

                  (c) By the Company, if (i) Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to ten business days following the date of the initial public announcement of the Offer; or (ii) prior to the purchase of Shares pursuant to the Offer, there shall be a material breach by Parent or Purchaser of any of the material covenants or agreements applicable to it contained in this Agreement that is not cured within 15 business days after it receives written notice from the Company of the occurrence of such breach.

                  (d) By Purchaser or Parent if, due to an occurrence that if occurring after the commencement of the Offer, would result in a failure to satisfy the conditions set forth in clauses (a) through (h) of Annex A hereto, Parent, Purchaser, or any of their affiliates shall have failed to commence the Offer on or prior to ten business days following the date of the initial public announcement of the Offer and any option granted in the Stockholders' Agreement has not been exercised and is not exercisable; provided, however, that Parent may not terminate this Agreement pursuant to this Section 9.01(d) if Parent or Purchaser is in material breach of this Agreement.

                  SECTION 9.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except (a) as set forth in Section 9.03 and (b) nothing herein shall relieve any party from liability for any breach hereof prior to the date of such termination; provided, however, that the Confidentiality Agreement shall survive any termination of this Agreement.

                  SECTION 9.03. Fees and Expenses. (a) In the event that (i) this Agreement is terminated because the Board of Directors of the Company has withdrawn or modified, in a manner adverse to Parent or Purchaser, the approval or recommendation of the Offer, the Merger, the Agreement or the Stockholders' Agreement , or approved or recommended any Acquisition Proposal and (ii) any option granted in the Stockholders' Agreement has not been exercised and is not exercisable, then, in any such event, the Company shall pay Parent promptly (but in no event later than one business day after termination) a fee of $3 million (the "Fee") and the Company shall reimburse Parent and Purchaser (not later than one business day after submission of statements therefor) for all Reimbursable Expenses of Parent and Purchaser, which amount shall be payable in immediately available funds.

                  (b) Except as set forth in this Section 9.03, all costs and expenses incurred in connection with this Agreement, the Stockholder Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

                  (c) In the event that the Company shall fail to pay the Fee or any Reimbursable Expenses when due, the term "Reimbursable Expenses" shall also include the out-of-pocket costs and expenses actually incurred or accrued by Parent and Purchaser (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.03, together with interest on such unpaid amounts, commencing on the date that the respective amounts became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, at such bank's Base Rate plus 3.0%.

                  SECTION 9.04. Amendment. Subject to Section 7.03, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Transactions by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

                  SECTION 9.05. Waiver. Subject to Section 7.03, at any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.



                                    ARTICLE X

                               GENERAL PROVISIONS

                  SECTION 10.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

                  if to Parent or Purchaser:

                           Ericsson Inc.
                           740 Campbell Road
                           Richardson, Texas  75081
                           Telecopier No:  972/583-1839
                           Attention:  Lawrence F. Lyles, Esq.
                                    Vice President and General Counsel

                  with a copy to:

                           Telefonaktiebolaget LM Ericsson (publ)
                           Telefonplan, SE 12625
                           Sweden
                           Telecopier No.:  + 46 8 719 21 44
                           Attention:  Rolf Eriksson
                                     Corporate Mergers and Acquisitions

                           and

                           Shearman & Sterling
                           9 Appold Street
                           London  EC2A 2AP England
                           Telecopier No.:  + 44 207 655 5500
                           Attention:  Alberto Luzarraga, Esq.

                  if to the Company:

                           Microwave Power Devices, Inc.
                           49 Wireless Boulevard
                           Hauppauge, NY  11788-3935
                           Telecopier No.:  631/231-0712
                           Attention:  Chief Executive Officer

                  with a copy to:

                           Proskauer Rose LLP
                           1585 Broadway
                           New York, New York  10036-8299
                           Telecopier No.:  212/969-2900
                           Attention:  Stephen W. Rubin, Esq.

                  SECTION 10.02. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

                  SECTION 10.03. Entire Agreement; Assignment. This Agreement and the Stockholders' Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.04(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any affiliate of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

                  SECTION 10.04. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 3.06, 3.07, 3.08, 3.09 and 7.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

                  SECTION 10.05. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

                  SECTION 10.06. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

                  SECTION 10.07. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

                  SECTION 10.08. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 10.09. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  SECTION 10.10. Obligations of Parent and the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action.

                  SECTION 10.11. Limitations on Warranties. (a) Except for the representations and warranties contained in Article IV of this Agreement, the Company makes no other express or implied representation or warranty to Parent or Purchaser. Parent and Purchaser acknowledge that, in entering into this Agreement, it has not relied on any representations or warranties of the Company other than the representations and warranties of the Company set forth in
Article IV of this Agreement.

                  (b) Except for the representations and warranties contained in
Article V of this Agreement, Parent and Purchaser make no other express or implied representation or warranty to the Company. The Company acknowledges that, in entering into this Agreement, it has not relied on any representations or warranties of Parent and Purchaser other than the representations and warranties of Parent and Purchaser set forth in Article V of this Agreement.

                  SECTION 10.12. Execution. This Agreement may be executed by facsimile signatures and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.


            [The Remainder of This Page is Intentionally Left Blank]

                  IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                   ERICSSON INC.



                                   By /s/ Lawrence F. Lyles
                                      ---------------------
                                      Name:  Lawrence F. Lyles
                                      Title: Vice President & General Counsel



                                   ERICSSON MPD ACQUISITION CORP.



                                   By  /s/ Lawrence F. Lyles
                                      ---------------------
                                      Name: Lawrence F. Lyles
                                      Title: Chairman and President


                                   MICROWAVE POWER DEVICES, INC.



                                   By /s/ Alfred Weber
                                      --------------------------------
                                       Name: Alfred Weber
                                       Title: Chairman, President & CEO

                                                                         ANNEX A


                             Conditions to the Offer


                           Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer, and may, subject to and to the extent permitted in the Agreement, extend, terminate or amend the Offer, if
         (i) immediately prior to the expiration of the Offer, the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act or under any applicable material non-United States statutes or regulations shall not have expired or been terminated immediately prior to the expiration of the Offer, (iii) CFIUS shall have conducted a full investigation of the notification pursuant to the Exon-Florio Provision and shall not have recommended that the President of the United States permit the Transactions, unless Parent has withdrawn the filing of notification made by the parties with CFIUS, (iv) any waiting period applicable to the consummation of the Offer under the Arms Regulations shall not have expired or been terminated immediately prior to the expiration of the offer (it being agreed that Purchaser shall not be entitled to terminate the Offer on account of the failure of a conditions set forth in clauses (ii), (iii) or (iv) of this paragraph before February 1, 2001), or (v) at any time on or after the date of this Agreement and immediately prior to the expiration of the Offer, any of the following conditions shall exist and continue to exist:

         (a) there shall have been instituted and be pending any Action instituted by any Governmental Authority (other than (w) any such Action in which a motion for a temporary restraining order, a preliminary injunction or a permanent injunction shall have been denied or shall have expired, or a judicial order granting any such temporary restraining order, preliminary injunction or permanent injunction shall have been reversed on appeal and not reinstated, (x) any such Action or proceeding in the United States in which the United States Department of Justice, or the Federal Trade Commission or any applicable state or authority does not file within 10 business days after commencement of such Action a motion seeking injunctive relief of the type referred to in clauses (1) through (5) of this paragraph (a), (y) an Action filed with consent of Parent or Purchaser, or (z) any Action that Parent and Purchaser shall not have used reasonable efforts to have dismissed) (1) seeking to make illegal or otherwise, directly or indirectly, restrain or prohibit, the making of the Offer, the acceptance for payment of any Shares by Parent, Purchaser or any other affiliate of Parent, or the purchase of Shares pursuant to the Stockholders' Agreement, or the consummation of any other Transaction, or seeking to obtain material damages in connection with any Transaction; (2) seeking to prohibit or materially limit (for reasons other than United States Department of Defense Facility Security Clearance) the ownership or operation, as a result of the Transactions, by the Company, Parent or any of their subsidiaries of all or any of the business or assets of the Company, Parent or any of their subsidiaries that is material to either Parent and its subsidiaries or the Company and the Subsidiaries, in either case, taken as a whole, or to compel the Company, Parent or any of their affiliates, as a result of the Transactions, to dispose of or to hold separate all or any portion of the business or assets of the Company, Parent or any of their subsidiaries that is material to either Parent and its subsidiaries or the Company and the Subsidiaries, in each case, taken as a whole; (3) seeking to impose any material limitation on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or the Stockholders' Agreement or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of this Agreement and the Transactions;
                  (4) seeking to require divestiture, as a result of the Transactions, by Parent, Purchaser or any other affiliate of Parent of any Shares; or (5) which otherwise would prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or would have a Material Adverse Effect;

         (b) if any Governmental Authority or court of competent jurisdiction shall have issued an order, decree, injunction or ruling or taken any other action (which order, decree, injunction, ruling or other action Purchaser and Parent shall have used their respective best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting or materially delaying or preventing the Transactions and such order, decree, injunction, ruling or other action shall have become final and non-appealable;

         (c) there shall have been any statute, rule, regulation, legislation or interpretation enacted, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) any Transaction, in each case, by any United States or non-United States legislative body or Governmental Authority with appropriate jurisdiction, other than the routine application of the waiting period provisions of the HSR Act to the Offer, the waiting period under the Arms Regulations to the Offer, the Stockholders' Agreement or the Merger, that results, directly or indirectly, in any of the consequences referred to in clauses 1 through 5 of paragraph (a) above;

         (d) there shall have occurred (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Sweden that materially and adversely affects the ability of Parent to pay for the Shares for more than five business days after the expiration of the Offer or
                  (ii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or Sweden that materially and adversely affects the ability of Purchaser and Parent to consummate the Offer or, in the case of any such calamity existing on the date hereof, a material acceleration or worsening thereof;

         (e) the Board, or any committee thereof, shall have withdrawn or modified, in a manner adverse to Parent or Purchaser, the approval or recommendation of the Offer, the Merger, this Agreement or the Stockholders' Agreement, or approved or recommended any Acquisition Proposal or any other acquisition of Shares other than the Offer, the Merger and the Stockholders' Agreement or the Board, or any committee thereof, shall have resolved to do any of the foregoing;

         (f) any representation or warranty of the Company in this Agreement, or of any Stockholder in the Stockholders' Agreement shall not have been true and correct at the time of the execution of this Agreement (provided, however, that if any representation or warranty is qualified by "materiality", "Material Adverse Effect", or similar qualifier, for purposes of determining whether such representation is true and correct for this sub section (f) such portion of such representation or warranty shall be read as if not so qualified), if any such failure to be true and correct, individually or in the aggregate, would be reasonably likely to result in a loss or diminution in value in an amount equal to or greater than $10,000,000; provided, however, that in determining whether any representation or warranty is not true or correct or the loss of diminution that is reasonably likely to result from such inaccuracy, the effect of any of the matters described in
                  (ii)(B) and (ii)(C) of the definition of Excluded Matters shall be disregarded; provided, further, that in determining whether the representation and warranty contained in Section 4.08(b) is not true or correct or the loss of diminution that is reasonably likely to result from such inaccuracy, the effect of any Excluded Matters shall be disregarded;

         (g) the Company shall have failed to perform, in any material respect, any obligation or to comply, in any material respect, with any material agreement or covenant of the Company that is then required to be performed or complied with by it under this Agreement, such material agreements or covenants consisting only of those agreements or covenants listed in Annex B to this Agreement, or the Stockholders shall have failed to perform in any material respect, any obligation or to comply, in any material respect, with any agreement or covenant of the Stockholders that is them required to be performed or complied with by them under the Stockholders' Agreement;

         (h) this Agreement shall have been terminated in accordance with its terms; or

         (i) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of Shares thereunder;

which, in the sole judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment.

                  The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion, provided that the Minimum Condition may not be waived to be less than 50.6% of the total issued and outstanding Shares on a Fully Diluted Basis. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                                                         ANNEX B

                        Material Agreements or Covenants

         The material agreements or covenants of the Company contained in the Agreement shall consist of the agreements and covenants of the Company contained in:

Section 2.02
Section 6.01
Section 7.04(a)
Section 7.05
Section 7.08
Section 7.09
Section 7.11
Section 10.10